As filed with the Securities and Exchange Commission on June 29, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________________

FORM S-8
Registration Statement
Under
the Securities Act of 1933
_______________________________

Fortrea Holdings Inc.
(Exact name of registrant as specified in its charter)
_______________________________

	Delaware	92-2796441
	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

	8 Moore Drive Durham, North Carolina 27709 (Address of Principal Executive Offices)	27709 (Zip Code)

Fortrea Holdings Inc. 2023 Omnibus Incentive Plan Fortrea Holdings Inc. 2023 Employee Stock Purchase Plan
(Full title of the plans)

Stillman Hanson General Counsel Fortrea Holdings Inc.
8 Moore Drive
Durham, North Carolina 27709
(Name and address of agent for service)

+1 (877) 495-0816
(Telephone number, including area code, of agent for service)

With a copy to:
Joel T. May Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (404) 521-3939
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
_______________________________
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
_______________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Fortrea Holdings Inc. (the “Registrant”) will provide all participants in the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan and the Fortrea Holdings Inc. 2023 Employee Stock Purchase Plan (as each may be amended from time to time, the “Plans”) with the applicable document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
Part 2.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item c.Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following document has been filed by the Registrant with the Commission and is incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
•The Registrant’s effective Registration Statement on Form 10 (File No. 001-41704) initially filed with the Commission on May 15, 2023, as amended by Amendment No. 1 as filed with the Commission on June 2, 2023, and as further amended by Amendment No. 2 as filed with the Commission on June 8, 2023 (as so amended, the “Form 10”);
•The Registrant’s Current Report on Form 8-K filed on June 21, 2023; and
•The description of the Registrant’s common stock included in the section titled “Description of Capital Stock” in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item d.Description of Securities.
Not applicable.
Item e.Interests of Named Experts and Counsel.
Not applicable.
Item f.Indemnification of Directors and Officers.
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that such provision may not limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payment of dividends or stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in right of the corporation. The Registrant’s Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted under Delaware law, no director or officer of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.
The Registrant’s Amended and Restated Certificate of Incorporation will allow indemnification by the Registrant to the fullest extent permitted by law. The Registrant’s Amended and Restated Bylaws will require indemnification, to the fullest extent permitted by law, of any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative) (i) is or was a director or officer of the Registrant (or any of its direct or indirect wholly owned subsidiaries), or (ii) while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, trustee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise, or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), against all liability, loss, and reasonable expenses (including, without limitation, reasonable attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred or suffered by such Covered Person in connection with such proceeding; provided that the foregoing shall not apply to a Covered Person with respect to a proceeding that was commenced by such Covered Person except under certain circumstances.
In addition, the Registrant’s Amended and Restated Bylaws will provide that the Registrant must pay the reasonable expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified.
The indemnification rights to be provided in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.
As permitted by Delaware law, the Registrant’s Amended and Restated Certificate of Incorporation will authorize it to purchase and maintain insurance to protect any current or former director or officer against claims and liabilities that such persons may incur in such capacities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Plans also provide that the committee administering the Plans and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plans. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plans, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item g.Exemption from Registration Claimed.
Not applicable.
Item h.Exhibits.
The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibit Description
4.1*	Amended and Restated Certificate of Incorporation of Fortrea Holdings Inc.
4.2*	Amended and Restated Bylaws of Fortrea Holdings Inc.
4.3*	Fortrea Holdings Inc. 2023 Omnibus Incentive Plan
4.4*	Fortrea Holdings Inc. Employee Stock Purchase Plan
5.1*	Opinion of Jones Day
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Jones Day (included in Exhibit 5.1)
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).
107*	Calculation of Filing Fee Tables
* Filed herewith.
Item i.Undertakings
(i)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(a)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and
(c)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(ii)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(iii)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on June 29, 2023.

FORTREA HOLDINGS INC.
By:	/s/ Thomas Pike
Name: Thomas Pike
Title : Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 29, 2023, each person whose signature appears below appoints Stillman Hanson, Jill McConnell and David Cooper, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Thomas Pike	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Thomas Pike

/s/ Jill McConnell	Chief Financial Officer (Principal Financial Officer)
Jill McConnell

/s/ Amanda Warren	Chief Accounting Officer
Amanda Warren	(Principal Accounting Officer)

/s/ R. Andrew Eckert	Director
R. Andrew Eckert

/s/ Betty Larson	Director
Betty Larson

/s/ Peter Neupert	Director
Peter Neupert

/s/ Edward Pesicka	Director
Edward Pesicka

/s/ Amrit Ray	Director
Amrit Ray

/s/ David Smith	Director
David Smith